Exhibit 99.1

     JACKSONVILLE BANCORP ANNOUNCES RECORD ANNUAL AND QUARTERLY EARNINGS

    JACKSONVILLE, Fla., Feb. 16 /PRNewswire-FirstCall/ -- Jacksonville Bancorp, Inc. (Nasdaq: JAXB) announced today that the Company had record earnings of $2.2 million in 2005, an increase of 63% over the $1.3 million recorded in 2004. The company earned $1.21 per diluted share, a 53% increase over the $0.79 recorded in the previous year. Return on average assets improved from 0.66% reported in 2004 to 0.88% in 2005. Return on average equity was 11.69% compared to 8.84% in 2004, up 32%.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20020410/JAXBLOGO )
    The fourth quarter 2005 also reflected record earnings of $687 thousand compared to net income of $300 thousand for the fourth quarter of 2004, an increase of 129%. Diluted earnings per share were $0.38 in the fourth quarter of 2005 compared to $0.16 per share in the fourth quarter of 2004, a 138% increase.

    "Jacksonville Bancorp's record performance in 2005 is reflective of the clear execution of our strategies. We experienced $50 million in growth while increasing profits through margin improvement, expense control, and maintaining superior loan quality," stated Gilbert J. Pomar, III, Jacksonville Bancorp, Inc. President and CEO.

    Net interest income for the year increased 33% over 2004, while net interest income for the fourth quarter of 2005 increased 36% over the same period of 2004, due to strong loan growth and an improved margin. The net interest margin was 4.06% for the quarter ended December 31, 2005, compared to 3.64% for the comparable period one year ago, and 3.98% for the preceding quarter. This improvement is the result of the Company's focus on attracting and retaining low-cost core deposits as well as benefiting from the rise in short-term rates by the Federal Reserve Board.

    Total assets were $273.0 million at year-end compared to $223.7 million at the end of 2004. Net loans increased 23% to $232.0 million as of December 31, 2005, compared to $188.1 million as of December 31, 2004. Total deposits increased 16% to $234.2 million, compared to $201.2 million as of December 31, 2004. Non-time deposits grew by 35% to $169.7 million, while time deposits declined by 16% from December 31, 2004, the result of the Company's successful implementation of its strategy to transition into low-cost core deposits.

    Credit quality remains healthy and continues to outperform the peer group, with non-performing loans at 0.33% of loans outstanding at year-end and net charge-offs at 0.06% of average loans for the year. The allowance for loan losses as a percentage of loans was 0.94% at December 31, 2005, compared to 0.97% at the end of 2004.

    Noninterest income increased by 63% over the fourth quarter 2004 and 26% for the year ended December 31, 2005. The increase was partially due to income earned on a $4.5 million Bank Owned Life Insurance contract entered into by the bank during the second quarter of 2005.

    Noninterest expense for 2005 increased $1.0 million, or 19% over the prior year. During 2005, the Company fully absorbed the cost of 2004 staff additions and the relocation of the main office and headquarters. Additionally, during the fourth quarter, the Company began absorbing personnel and occupancy expenses related to its fourth branch (announced during the third quarter of 2005) which opened for business on February 6, 2006. A fifth branch is targeted to open during the second quarter of 2006. The Company's efficiency ratio improved from 68.52% in 2004 to 61.74% in 2005.

    "We are pleased with what we have accomplished in just six and a half years in terms of size, asset quality, net interest margin and the ability to attract and retain phenomenal bankers. We are in the midst of a very exciting time where we believe we will take the Company to a new level. We are grateful to our dedicated employees, to the Jacksonville community and to our customers for being receptive to a different and better way to bank, and our shareholders for their continued confidence," added Mr. Pomar.

    Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at http://www.jaxbank.com .

    The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission.

    Contact Valerie Kendall at 904-421-3051 for additional information.

                           JACKSONVILLE BANCORP, INC.
                                 (Unaudited)
                  (Dollars in thousands except per share data)

                                   Three Months   Three Months   Twelve Months   Twelve Months
                                      Ended          Ended           Ended          Ended
                                   December 31,   December 31,    December 31,    December 31,
                                       2005           2004            2005           2004
                                   ------------   ------------   -------------  -------------
Earnings Summary
----------------
Total interest income              $      4,578   $      3,057   $      15,748   $      10,858
Total interest expense                    1,972          1,137           6,529           3,928
                                   ------------   ------------   -------------   -------------
  Net interest income                     2,606          1,920           9,219           6,930
Provision for loan
 losses                                     112             --             481             282
                                   ------------   ------------   -------------   -------------
  Net interest income
   after provision for
   loan losses                            2,494          1,920           8,738           6,648
Noninterest income                          225            138             964             767
Noninterest expense                       1,649          1,577           6,287           5,274
                                   ------------   ------------   -------------   -------------
  Income before income
   tax                                    1,070            481           3,415           2,141
Income tax provision                        383            181           1,242             806
                                   ------------   ------------   -------------   -------------
Net income                         $        687   $        300   $       2,173   $       1,335
                                   ============   ============   =============   =============

Summary Average Balance Sheet
-----------------------------
Loans, gross                       $    227,747   $    181,381   $     211,456   $     168,954
Securities                               24,553         23,037          24,034          18,722
Other earning assets                      2,395          5,547           2,183           8,626
                                   ------------   ------------   -------------   -------------
  Total earning
   assets                               254,695        209,965         237,673         196,302
Other assets                             12,352          7,508          10,493           6,337
                                   ------------   ------------   -------------   -------------
  Total assets                     $    267,047   $    217,473   $     248,166   $     202,639
                                   ============   ============   =============   =============
Interest bearing
 liabilities                       $    204,671   $    168,674   $     194,289   $     164,481
Other liabilities                        42,958         31,180          35,281          23,049
Shareholders' equity                     19,418         17,619          18,596          15,109
                                   ------------   ------------   -------------   -------------
  Total liabilities
   and shareholders'
    equity                         $    267,047   $    217,473   $     248,166   $     202,639
                                   ============   ============   =============   =============

Per Share Data
--------------
Basic earnings per
 share                             $       0.41   $       0.17   $        1.27   $        0.86
Diluted earnings per
 share                             $       0.38   $       0.16   $        1.21   $        0.79
Book value per basic
 share at end of
 period                            $      11.57   $      10.42   $       11.57   $       10.42
Basic weighted
 average shares
 outstanding                          1,713,645      1,708,078       1,711,148       1,555,266
Diluted weighted
 average shares
 outstanding                          1,805,658      1,792,035       1,799,674       1,697,734
Total shares
 outstanding at end
 of period                            1,714,716      1,708,366       1,714,716       1,708,366
Closing market price
 per share                         $      33.15   $      26.95   $       33.15   $       26.95

Selected Ratios
---------------
Return on average
 assets                                    1.02%          0.55%           0.88%           0.66%
Return on average
 equity                                   14.04%          6.77%          11.69%           8.84%
Average equity to
 average assets                            7.27%          8.10%           7.49%           7.46%
Interest rate spread                       3.31%          3.11%           3.27%           3.14%
Net interest margin                        4.06%          3.64%           3.88%           3.53%
Allowance for loan
 losses as a percentage
 of total loans                            0.94%          0.97%           0.94%           0.97%
Net charged off loans
 as a percentage of
 average loans                             0.03%          0.00%           0.06%           0.07%

Efficiency Ratio                          58.25%         76.63%          61.74%          68.52%

                                                     December 31,
                                               -----------------------
Summary Balance Sheet                                2005         2004
--------------------------------------------   ----------   ----------
Cash and cash equivalents                      $    4,674   $    6,571
Interest-bearing deposits in other
 financial institutions                                93          164
Securities                                         24,261       23,175
Loans, net                                        232,031      188,137
All other assets                                   11,985        5,697
                                               ----------   ----------
  Total assets                                 $  273,044   $  223,744
                                               ==========   ==========
Deposit accounts                               $  234,211   $  201,188
All other liabilities                              18,987        4,752
Shareholders' equity                               19,846       17,804
                                               ----------   ----------
  Total liabilities and shareholders' equity   $  273,044   $  223,744
                                               ==========   ==========

SOURCE  Jacksonville Bancorp, Inc.
    -0-                             02/16/2006
    /CONTACT: Valerie Kendall, Jacksonville Bancorp, +1-904-421-3051/ /Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20020410/JAXBLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.jaxbank.com /
    (JAXB)